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March 29, 2000



Mr. William Kraemer
MCNIC Pipeline & Processing Company
170 West Jefferson, Suite 1900
Detroit, MI 48226


     RE: OPTION TO REMOVE CROWN ASPHALT CORPORATION AS OPERATOR


Dear Mr. Kraemer:


Pursuant to our recent discussions, both MCNIC Pipeline & Processing Company ("MCNIC") and Crown Asphalt Corporation ("Crown"), in their own capacity and as all of the members of Crown Asphalt Ridge L.L.C. ("CAR") and in consideration of additional capital contributions that MCNIC is going to make, have agreed that MCNIC shall have the right, for a period of time, to remove Crown as Operator under the Asphalt Ridge Operating and Management Agreement dated as of August 1, 1997 (the "Operating and Management Agreement"). To that end, MCNIC, Crown and CAR hereby agree that, notwithstanding any provision of the Crown Asphalt Ridge L.L.C. Operating Agreement, dated as of August 1, 1997 (the "LLC Agreement") or the Operating and Management Agreement to the contrary, for a period of eighteen months from the date hereof, at MCNIC's or its successor's or assign's sole option and upon 30 days prior written notice to Crown and CAR, MCNIC, or its successor or assign, shall have the right to terminate the Operating and Management Agreement and remove Crown as Operator under the Operating and Management Agreement. Such removal shall not relieve CAR of its obligation to make any and all payments owed to Crown, as Operator under the Operating and Management Agreement, including any employee payroll, benefits, severance and other liabilities, which are attributable to the period of time for which Crown was serving as Operator (the "Outstanding Costs"). Furthermore, prior to the expiration of the 30 day notice period set forth above, MCNIC agrees that, to the extent required, it shall have made any and all contributions to CAR necessary for payment of its proportionate share of any undisputed Outstanding Costs for which Crown has provided documentation. In the event MCNIC terminates the Operating and Management Agreement and removes Crown as Operator as provided above, then MCNIC would be the successor Operator and MCNIC and CAR would execute a new operating and management agreement substantially in the same form as the Operating and Management Agreement. It is the intent of the parties that the termination of the Operating and Management Agreement and removal of Crown as Operator will not affect Crown's right to serve as Operator for any Subsequent Plant, Additional Opportunity or AMI Opportunity as described in
Section 15 of the Operating and Management Agreement. The new operating and management agreement naming MCNIC as successor Operator shall contain provisions to that effect.


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Mr. William Kraemer
MCNIC Pipeline & Processing Company
March 29, 2000
Page 2


For purposes of this Letter Agreement, terms used but not defined shall have the meaning assigned to them in the LLC Agreement or the Operating and Management Agreement as appropriate. Except as specifically provided in this Letter Agreement, the LLC Agreement and the Operating and Management Agreement will remain in full force and effect with no changes, amendments or revisions. Further, by executing this letter, Crown shall not be deemed to be in default in any way under the LLC Agreement or the Operating and Management Agreement. This letter shall be binding upon the successors and assigns of MCNIC, Crown and CAR. If the foregoing accurately reflects our understanding, please execute both originals in the space provided below. Please return one original to me and retain the other for your files.


Sincerely,


CROWN ASPHALT CORPORATION


Jay Mealey,
President


Accepted and agreed to
This ____day of January, 2000.

MCNIC PIPELINE & PROCESSING COMPANY



William Kraemer,
Vice President

CROWN ASPHALT RIDGE L.L.C.

By: Crown Asphalt Corporation       By: MCNIC Pipeline & Processing Company
    Its: Member                         Its: Member


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